3
1
<SROS>
<REPORTING-OWNER>
  0001207801
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Telik, Inc
  0001109196
  <IRS-NUMBER>93-0987903
</SUBJECT-COMPANY>
<PERIOD>04/01/03
3
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Frick, W. Robert
   3165 Porter Drive


   Palo Alto, CA 94304-1213
2. Date of Event Requiring Statement (Month/Day/Year)
   4/1/03
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Telik, Inc (TELK)
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------
1)Title of Security                                          2)Amount of         3)  4)Nature of
                                                             Securities          D   Indirect
                                                             Beneficially        or  Beneficial
                                                             Owned               I   Ownership
-----------------------------------------------------------------------------------------------------

Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative  Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)
                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option      (1)       04/01/13  Common Stock                 20,000     $13.610    D           Direct
(right to buy)

Explanation of Responses:

(1)
1/4th of the shares will vest on the first anniversary of the date of grant. Thereafter, 1/48th of the shares will vest in monthly i nstallment for the following three years.

SIGNATURE OF REPORTING PERSON
/S/ By: Wendy Wee
    For: Robert W. Frick
DATE 04/02/03